


Federated Total Return Bond Fund
Institutional Shares
                                           Yield =   $95,946.69-     $0.00          )+1)^6-1}=
                                           2{(
                                                     --------------------------------------------------------
Computation of SEC Yield                             1,613,204 *(    $10.32         -         0.00000    )
As of:  September 30, 1997
                                                     SEC             7.02%
                                                     Yield =
                                                                     ===============

Dividend and/or Interest
Inc for the 30 days ended        $95,946.69

Net Expenses for                 $0.00
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends             1,613,204

Maximum offering price           $10.32
per share as of 9/30/97

Undistributed net income         0.00000
